Exhibit 10.14.1
MCJ HOLDING CORPORATION
2007 RESTRICTED STOCK PLAN
     1. Purpose. The purpose of the McJ Holding Corporation 2007 Restricted Stock Plan is to aid the Company and its Affiliates in recruiting and retaining key employees, directors and consultants of outstanding ability and to motivate such key employees, directors and consultants to exert their best efforts on behalf of the Company and its Affiliates by providing incentives through the granting of Restricted Stock. The Company expects that it will benefit from the added interest which such key employees, directors or consultants will have in the welfare of the Company as a result of their proprietary interest in the Company’s success.
     2. Definitions. The following capitalized terms used in the Plan or in an Agreement have the respective meanings set forth in this Section.
a.	Affiliate: With respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.

b.	Agreement: The written agreement setting forth the terms and conditions of Restricted Stock.

c.	Board: The Board of Directors of the Company.

d.	Cause: With respect to the Grantee’s termination of employment, (a) if the Grantee is at the time of termination a party to an employment or retention agreement that defines such term, the meaning given therein, and (b) in all other cases, the Grantee’s (i) continuing failure, for more than 10 days after the Company’s written notice to the Grantee thereof, to perform such duties as are reasonably requested by the Company; (ii) failure to observe material policies generally applicable to officers or employees of the Company unless such failure is capable of being cured and is cured within 10 days of the Grantee receiving written notice of such failure; (iii) failure to cooperate with any internal investigation of the Company; (iv) commission of any act of fraud, theft or financial dishonesty with respect to the Company or indictment or conviction of any felony; (v) chronic absenteeism; or (vi) abuse of alcohol or another controlled substance.

e.	Committee: The Board or such committee of the Board as may be designated from time to time to administer the Plan.

f.	Company: McJ Holding Corporation, a Delaware corporation, and any successor thereto by merger, consolidation or otherwise.

g.	Disability: (a) if the Grantee is at the time of termination a party to an employment or retention agreement that defines such term, the meaning given therein, and (b) in all other cases, the Grantee is unable to perform his duties or obligations to the Company by reason of physical or mental incapacity for a period of one hundred twenty (120) consecutive calendar days or a total period of two hundred ten (210) calendar days in any three hundred sixty (360) calendar day period.

h.	Effective Date: March 27, 2007.

i.	Grantee: An employee, director or consultant who is selected by the Committee to participate in the Plan.

j.	LLC Agreement: The Limited Liability Company Agreement of McJ Holding LLC, dated as of December 4, 2006 (as amended and restated from time to time).

k.	McJ Holding LLC: McJ Holding LLC, a Delaware limited liability company and parent of the Company.

l.	McJunkin: McJunkin Corporation, a West Virginia corporation and wholly owned subsidiary of the Company.

m.	Person: Any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government, or any agency or political subdivisions thereof.

n.	Plan: This McJunkin Corporation 2007 Restricted Stock Plan.

o.	Restricted Stock: Restricted common stock of the Company, granted on the terms and conditions as set forth in an Agreement.

p.	Shares: Shares of common stock of the Company and any other securities into which such shares of common stock are changed or for which such shares of common stock are exchanged.

q.	Stockholders Agreement: The Management Stockholders Agreement dated as of March 27, 2007 (as amended and restated from time to time) by and among the Company, McJ Holding LLC and such other Persons who are or become parties thereto.

r.	Transaction: (i) Any event which results in the GSCP Members (as defined in the LLC Agreement) and its or their Affiliates ceasing to directly or indirectly beneficially own, in the aggregate, at least 35% of the equity interests of McJunkin that they beneficially owned directly or indirectly as of the Effective Time (as defined in the LLC Agreement); or (ii) in a single transaction or a series of related transactions, the occurrence of the following event: a majority of the outstanding voting power of McJ Holding LLC, the Company or McJunkin, or substantially all of the assets of McJunkin, shall have been acquired or otherwise become beneficially owned, directly or indirectly, by any Person (other than any Member (as defined in the LLC Agreement) as of December 4, 2006 or any of its or their Affiliates, or the McJ Holding LLC or any of its Affiliates) or any two or more Persons (other than any Member as of December 4, 2006 or any of its or their Affiliates, or McJ Holding LLC or any of its Affiliates) acting as a partnership, limited partnership, syndicate or other group, entity or association acting in concert for the purpose of voting, acquiring, holding or disposing of the voting power of the McJ Holding LLC, the Company, or McJunkin; it being understood that, for this purpose, the acquisition or beneficial ownership of voting securities by the public shall not be an acquisition or constitute beneficial ownership by any Person or Persons acting in concert. For purposes of this definition, neither McJ Holding LLC nor any Person controlled by McJ Holding LLC shall deemed to be an Affiliate of any Member.
     3. Administration. The Plan shall be administered by the Committee. Subject to the express limitations of the Plan, the Committee shall have authority in its discretion to determine the employees, consultants or directors of the Company and its Affiliates to whom, and the time or times at which, Restricted Stock may be granted, the time or times at which such Restricted Stock will become vested and any other conditions of such Restricted Stock.
     4. Shares Subject to the Plan. The total number of shares of Restricted Stock which may be issued under the Plan is 500. The shares of Restricted Stock may consist, in whole or in part, of unissued Shares or treasury Shares. The issuance of shares of Restricted Stock shall reduce the total number of shares of Restricted Stock available under the Plan. Shares which are subject to Restricted Stock which terminate or lapse without the payment of consideration may again be the subject of Restricted Stock granted under the Plan. In the event of any extraordinary cash or Share dividend, or Share split, reverse split, reorganization, reclassification, recapitalization, repurchase, issuance of warrants, rights or debentures, merger, consolidation, spin-off, split-up, combination or exchange of Shares or other corporate exchange, or any distribution to shareholders of Shares or any transaction similar to the foregoing, the Committee, without liability to any person, shall take such equitable actions as are appropriate in its reasonable judgment to preserve the economic rights of the Participant by such means as the Committee shall determine.
     5. Terms and Conditions of Restricted Stock. Restricted Stock granted under the Plan shall subject to the foregoing and the following terms and conditions and to such other terms and conditions as the Committee shall determine and set forth in the applicable Agreement.
     6. No Right to Continued Employment. Nothing in this Plan or in an Agreement shall interfere with or limit in any way the right of the Company or its subsidiaries to terminate the Grantee’s employment, nor confer upon the Grantee any right to continuance of employment by the Company or any of its subsidiaries or continuance of service as a Board member.
     7. Withholding of Taxes. Prior to the delivery to the Grantee (or the Grantee’s estate, if applicable) of evidence of book-entry shares with respect to shares of Restricted Stock in respect of which all restrictions have lapsed, the Grantee (or the Grantee’s estate) shall be required to pay to the Company or any Affiliate, and the Company shall have the right and is hereby authorized to withhold, any applicable withholding taxes in respect of such Restricted Stock, or any payment or transfer under, or with respect to, such Restricted Stock, and to take such other action as may be necessary in the opinion of the Committee to satisfy all obligations